SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G/A
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No.2)(1)


                                 CHEROKEE INC.
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                                (Name of Issuer)


                                   COMMON
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                         (Title of Class of Securities)


                                  16444H102
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                                 (CUSIP Number)



--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [_] Rule 13d-1(c)

          [_] Rule 13d-1(d)


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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   16444H102                13G                    Page 2 of 5 Pages
V


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1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                       First Manhattan Co.                     13-1957714

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_] (b) [X]

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3. SEC USE ONLY



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4. CITIZENSHIP OR PLACE OF ORGANIZATION

                        New York

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  NUMBER OF    5.   SOLE VOTING POWER                                   42,800

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER                                449,299

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER                              42,800

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER                            465,199

    WITH
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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        507,999**



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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     5.80%

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12. TYPE OF REPORTING PERSON*

        BD, IA, PN

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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** Includes 42,580 shares owned by family members of Senior Managing Directors of First Manhattan Co. which are being reported for informational purposes. First Manhattan Co. disclaims dispositive power as to 7,150 of such shares and beneficial ownership as to 35,430 of such shares.

CUSIP No.   16444H102                   13G                    Page 3 of 5 Pages



Item 1(a).  Name of Issuer:


                        CHEROKEE INC.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                       6835 VALJEAN AVENUE
                       VAN NUYS, CA   91406
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:


                First Manhattan Co.
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                437 Madison Avenue
                New York, NY  10022
            --------------------------------------------------------------------

Item 2(c).  Citizenship:


                U.S.A.
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


                COMMON
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:


                16444H102
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)
            or (c), Check Whether the Person Filing is a:

     (a)       [_] Broker or dealer registered under Section 15 of the Exchange
               Act.

     (b)       [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)       [X] An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)       [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.    16444H102                 13G                    Page 4 of 5 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:


                               507,999**
          ----------------------------------------------------------------------

     (b)  Percent of class:     5.80%
          ----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote                42,800


          (ii)   Shared power to vote or to direct the vote            449,299


          (iii)  Sole power to dispose or to direct the disposition of
                                                                        42,800

          (iv)   Shared power to dispose or to direct the
                        disposition of                                 465,199


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ]


         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


                        Not Applicable
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


                        Not Applicable
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.


                        Not Applicable
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.


                        Not Applicable
          ----------------------------------------------------------------------

-----------------
** Includes 42,580 shares owned by family members of Senior Managing Directors of First Manhattan Co. which are being reported for informational purposes. First Manhattan Co. disclaims dispositive power as to 7,150 of such shares and beneficial ownership as to 35,430 of such shares.

                                                               Page 5 of 5 Pages

Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                February 7, 2005
                                        ----------------------------------------
                                                        (Date)


                                                /s/ Neal K. Stearns
                                        ----------------------------------------
                                                      (Signature)

                                                 Neal K. Stearns
                                                 Senior Managing Director
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).